Exhibit 107

Calculation of Filing Fee Tables
S-3ASR
(Form Type)

U.S. Physical Therapy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.01 per share	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Depositary Shares (3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Subscription Rights	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units (4)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previousl Paid
Carry Forward Securities
Carry Forward Securities						N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)
An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices and as may from time to time be issued upon conversion, redemption, exchange, exercise or settlement of other securities registered hereunder, including under any applicable anti-dilution provision. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fees. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

(3)
Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a deposit agreement. In the event that the registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing the fractional interests and the shares of Preferred Stock will be issued to the depositary under the deposit agreement.

(4)	Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources